Exhibit 99.1

FOR IMMEDIATE RELEASE

May 20, 2015

Owens & Minor Names P. Cody Phipps President & Chief Executive Officer, Effective July 1

Proven Service and Logistics Executive to Lead Continued Expansion

of Healthcare Logistics Services

Richmond, Va. — BUSINESS WIRE — May 20, 2015 — Owens & Minor, Inc. (NYSE-OMI), a leading healthcare logistics company, today announced that its board of directors has named P. Cody Phipps, 53, President & Chief Executive Officer, effective July 1, 2015, at which time he will also join the company’s board of directors. Phipps most recently served as President & Chief Executive Officer of United Stationers Inc., where he was also a member of the board of directors. Current President & Chief Executive Officer James L. Bierman, 62, will retire as President & Chief Executive Officer and resign from the board, effective July 1, but will continue with the company in an advisory capacity through the end of 2015. Craig R. Smith, 63, will continue to serve as Chairman of the Board of Owens & Minor.

“Today’s announcement represents the culmination of the board’s thorough and successful search process for a leader for this exceptional and critical role,” said Smith. “The company is poised to benefit from the leadership of a dynamic and strategically focused executive such as Cody Phipps. On behalf of the board, I would like to thank Jim Bierman for his eight years of service to Owens & Minor and the many contributions he has made in positioning the company for an exciting new chapter of growth.

“Owens & Minor is at an exciting time in its history, as we have transformed the company into a vital source of logistics services for the providers and manufacturers that serve the healthcare industry,” Smith continued. “We are confident that today’s appointment will accelerate the realization of our strategic goals. Cody’s demonstrated ability to drive innovation and efficiency makes him the ideal choice to lead Owens & Minor through its next phase of growth.”

Phipps noted that he is energized about the future for Owens & Minor. “I am excited to be joining the Owens & Minor team, and I look forward to—together—achieving success and creating enhanced shareholder value while building upon the strong culture of the company,” said Phipps.

Outgoing executive Bierman welcomed Phipps to the team, saying, “I could not be more proud of the nearly 8,000 teammates around the world who have worked tirelessly to establish Owens & Minor as a leading global provider of cost-effective supply chain and logistics solutions for the healthcare industry. I am honored to have played a part in the company’s growth and evolution, and I am excited for the future of Owens & Minor under the leadership of Cody Phipps.”

P. Cody Phipps Biography

Cody Phipps most recently served as President & Chief Executive Officer of United Stationers Inc., where he was a member of the board of directors. He joined the company in 2003 as Senior Vice President, Operations and in 2006 was appointed President, United Stationers Supply. While at United Stationers, Phipps oversaw expansion of the business into adjacent products and services, online channels, and developed enhanced logistics services for manufacturers, all of which led to improved revenue growth. Previously, he was a Partner at McKinsey & Company, Inc., where he co-founded and led its Service Strategy and Operations Initiative, which focused on driving operational improvements in complex service and logistics environments. During his tenure at McKinsey, Phipps provided consulting services to a range of corporate clients across a diverse set of industries, including retail, manufacturing and healthcare.

Phipps serves as an Independent Director of Con-way Inc. He holds a Master’s of Business Administration degree in Finance and Operations from the University of Chicago Graduate School of Business and a Bachelor’s degree in Mechanical Engineering from The Ohio State University.

Owens & Minor, Inc. (NYSE: OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contact:

Truitt Allcott, 804-723-7555

Owens & Minor, Inc.

Director, Investor & Media Relations

truitt.allcott@owens-minor.com

or

Chuck Graves, 804-723-7556

Owens & Minor, Inc.

Director, Finance & Investor Relations

Chuck.graves@owens-minor.com

Source: Owens & Minor